Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

(UNAUDITED)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2004	2003	2004	2003
	(A)	(A)		(A)
Revenues:
User Services:
Facilities management	$101,312	$104,916	$50,556	$53,453
Corporate advisory services	56,278	52,316	33,744	29,644
Project management services	37,637	30,331	19,675	15,884
	195,227	187,563	103,975	98,981
Investor Services:
Property management	69,324	73,438	34,762	36,015
Brokerage	50,859	41,098	28,710	23,604
Construction management	4,061	4,784	2,343	2,744
	124,244	119,320	65,815	62,363

Development and construction	17,134	17,554	8,805	7,729
	336,605	324,437	178,595	169,073

Gain on disposition of real estate	4,353	4,841	3,885	73
Other	1,366	812	479	158
	342,324	330,090	182,959	169,304
Costs and expenses:
Salaries, wages and benefits	228,945	221,955	112,793	112,308
Commissions	48,004	40,149	27,982	22,798
General and administrative	59,281	57,027	32,860	31,357
Depreciation and amortization	6,100	9,405	2,869	5,236
Interest	2,057	3,843	1,153	1,565
	344,387	332,379	177,657	173,264
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(2,063)	(2,289)	5,302	(3,960)

Income tax (expense) benefit	880	1,004	(2,211)	1,732
Minority interest, net of income taxes (B)	(625)	1,321	(590)	1,101
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	6,683	4,349	713	4,297
Income from continuing operations	4,875	4,385	3,214	3,170

Income (loss) from discontinued operations, net of income taxes (B)	438	(169)	—	(98)
Net income	$5,313	$4,216	$3,214	$3,072

Diluted income per share:
Income from continuing operations	$0.13	$0.11	$0.09	$0.08
Income from discontinued operations	0.01	—	—	—
Net income	$0.14	$0.11	$0.09	$0.08

Weighted average common shares outstanding	37,426,216	36,665,297	37,462,293	36,534,387

Net income	$5,313	$4,216	$3,214	$3,072
Depreciation and amortization (C)	6,126	9,457	2,869	5,236
Interest (D)	2,128	4,225	1,153	1,749
Income tax expense	4,002	3,290	2,485	2,407
EBITDA (E)	$17,569	$21,188	$9,721	$12,464

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2004, and for the three and six months ended June 30, 2003, have been reclassified to conform to the presentation for the three months ended June 30, 2004. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) Includes depreciation and amortization related to discontinued operations of $0 and $26 for the three and six months ended June 30, 2004, respectively, and $0 and $52 for the three and six months ended June 30, 2003, respectively.

(D) Includes interest related to discontinued operations of $0 and $71 for the three and six months ended June 30, 2004, respectively, and $184 and $382 for the three and six months ended June 30, 2003, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.